January 31, 1999




NationsBank, N.A.
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  Curtis Anderson

Re:  Committed Line of Credit

Gentlemen:

     In order to provide a line of credit primarily for commercial paper backup and for other general corporate purposes, Laclede Gas Company (the "Company") is asking NationsBank, N.A. (the "Bank") to make available to the Company until January 31, 2000 (the "Termination Date"), a committed line of credit in the amount of $10,000.000.

     If the Company wishes to request advances under this line of credit ("Advances"), it shall first satisfy all conditions precedent under this commitment letter, including but not limited to the execution and delivery to the Bank of a promissory note or notes ("Notes") in form and substance satisfactory to the Bank. Notes issued under this commitment letter shall mature not more than 90 days from the date of execution, and no Advance evidenced thereby shall have a maturity of more than 90 days.

     Each Advance shall have a maturity date and shall bear interest at the rate per annum quoted to the Borrower by the Bank and accepted by the Borrower prior to the making of such Advance. Each Advance, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of such maturity date or the Termination Date, subject to acceleration based on events of default to be provided in the Note.

     The Company may, upon at least one business day's notice to the Bank, prepay any Advance in whole at any time, or from time to time in part; provided, that the Borrower shall at the time of prepayment compensate the Bank for any actual loss, cost or expense that the Bank incurs as a result of such prepayment.

     Further conditions.  The making of all Advances hereunder is subject to
(i) the Company's execution and delivery to the Bank of the Notes as provided above, and of such evidence of the Company's corporate power and authority for the Notes and Advances as the Bank may request, and (ii) the absence of any material adverse change since September 30, 1998, in the financial condition or business operations of the Company.

     The Bank may terminate this agreement at any time if the Bank determines, in good faith, that the Bank is not satisfied with the Company's conditions, operations or performance, financial or otherwise.

     It is understood that any loans obtained by any subsidiary of the Company, whether or not they are guaranteed by the Company, are excluded from this agreement and shall not be charged against the line of credit described above.


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     Nothing in this commitment letter is intended to alter the arrangements set forth in: (i) the line of credit agreement dated August 20, 1998 between the Company and several banks including the Bank, or the availability of up to $35,000,000 of advances thereunder from the Bank on the terms set forth in such agreement; or (ii) the additional line of credit agreement dated December 20, 1998 between the Bank and the Company, or the availability of up to $20,000,000 of advances thereunder.

     If the foregoing is acceptable to the Bank, will you kindly sign in the space indicated below to evidence this agreement between us.

                            Yours very truly,

                            LACLEDE GAS COMPANY


                            By: s/Ronald L. Krutzman
                                Treasurer & Assistant Secretary

Accepted and Agreed to:

NATIONSBANK, N.A.

By: s/Curtis Anderson
Title: Senior Vice President


























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